Exhibit 99

Media Relations 212 460 4111 (24 hours)	Consolidated Edison, Inc. 4 Irving Place New York NY 10003 www.conEdison.com

FOR IMMEDIATE RELEASE	Contact:	Robert McGee
May 2, 2013		212-460-4111

CON EDISON REPORTS 2013 FIRST QUARTER EARNINGS

NEW YORK - Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported first quarter earnings of $192 million or $0.66 a share compared with $277 million or $0.95 a share in 2012. Earnings from ongoing operations, which exclude a charge relating to its lease in/lease out (LILO) transactions and the net mark-to-market effects of the competitive energy businesses (CEBs), were $316 million or $1.08 a share compared with $295 million or $1.01 a share in 2012.

“Con Edison’s steady performance and enduring financial stability permit the immediate initiatives underway to fortify and harden our system before the next hurricane season,” said Con Edison’s Chairman, President and Chief Executive Officer Kevin Burke. “Appropriate longer-range protective measures also are moving ahead, as we consult with scientists, engineers, climate-change experts and government leaders. The reliability, safety, and security of our energy systems on behalf of our customers remain the highest priorities. We will also continue with projects to enhance energy supplies, energy efficiency, and improved local air quality through aggressive implementation of oil-to-gas conversions.”

The following table is a reconciliation of Con Edison’s reported earnings per share to earnings per share from ongoing operations and reported net income to earnings from ongoing operations for the three months ended March 31, 2013 and 2012.

	Earnings per Share		Net Income for Common Stock (Millions of Dollars)
	2013	2012	2013	2012
Reported earnings per share and net income for common stock – GAAP basis (basic)	$0.66	$0.95	$192	$277
Add: LILO transactions (a)	0.51	—	150	—
Less: Net mark-to-market effects of the CEBs (b)	0.09	(0.06)	26	(18)

Ongoing operations	$1.08	$1.01	$316	$295

(a)	In January 2013, the United States Court of Appeals for the Federal Circuit reversed an October 2009 trial court ruling and disallowed company-claimed tax deductions relating to a 1997 transaction in which Consolidated Edison Development, Inc. (CED) leased property from the owner and then immediately subleased it back to the owner (a “LILO” transaction). As a result, the company recorded a charge of $150 million (after taxes of $102 million) in the first quarter of 2013 to reflect the interest on the disallowed income tax deductions and the recalculation of the accounting effect of the 1997 and 1999 LILO transactions.
(b)	After taxes of $19 million and $(13) million for the three months ended March 31, 2013 and 2012, respectively.

For the year 2013, the company confirms its previous forecast of earnings per share from ongoing operations in the range of $3.65 to $3.85 a share. Earnings per share from ongoing operations exclude a $0.51 a share charge relating to the LILO transactions and the net mark-to-market effects of the CEBs.

- more -

CON EDISON REPORTS 2013 FIRST QUARTER EARNINGS

The results of operations for the three months ended March 31, 2013, as compared with the 2012 period, reflect changes in the rate plans of Con Edison’s utility subsidiaries and the effects of the normal winter weather compared to the milder winter in 2012 on steam revenues. The rate plans provide for additional revenues to cover expected increases in certain operations and maintenance expenses, and depreciation and property taxes. The results of operations include the operating results of the CEBs.

Operations and maintenance expenses were higher primarily due to pension costs, surcharges for assessments and fees that are collected in revenues from customers and higher operating costs attributable to winter storm related emergency response. Depreciation and property taxes were higher in the 2013 period, reflecting primarily the impact from higher utility plant balances.

The following table presents the estimated effect on earnings per share and net income for common stock for the 2013 period compared with the 2012 period, resulting from these and other major factors:

	Earnings per Share Variation	Net Income for Common Stock Variation (Millions of Dollars)
Consolidated Edison Company of New York, Inc. (CECONY) (a)
Rate plans, primarily to recover increases in certain costs	$0.21	$61
Weather impact on steam revenues	0.07	22
Operations and maintenance expense	(0.20)	(57)
Depreciation and property taxes	(0.06)	(19)
Other	—	(3)

Total CECONY	0.02	4

Orange and Rockland Utilities (O&R)	0.03	10

CEBs (b)	(0.34)	(100)

Other, including parent company expenses	—	1

Total variation	$(0.29)	$(85)

(a)	Under the revenue decoupling mechanisms in CECONY’s electric and gas rate plans and the weather-normalization clause applicable to the gas business, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. Under CECONY’s rate plans, pension and other postretirement costs and certain other costs are reconciled to amounts reflected in rates for such costs.
(b)	These variations include, in the first quarter of 2013, an after-tax charge of $150 million or $0.51 a share relating to the LILO transactions and a tax benefit of $15 million or $0.05 a share resulting from the acceptance by the Internal Revenue Service of the company’s claim for manufacturing tax deductions. The variations also include after-tax net mark-to-market gains of $26 million or $0.09 a share in the first quarter of 2013 and after-tax net mark-to-market losses of $18 million or $0.06 a share in the first quarter of 2012.

- more -

CON EDISON REPORTS 2013 FIRST QUARTER EARNINGS

The changes in the energy delivered by the company’s utility subsidiaries, both for actual amounts and as adjusted primarily for variations in weather and billing days, for the period ended March 31, 2013, as compared with the 2012 period were as follows (expressed as a percentage of 2012 amounts):

	2013 vs. 2012
	Actual	Adjusted
CECONY
Electric	1.3	(0.8)
Firm – Gas	17.8	1.2
Steam	20.0	(3.1)
O&R
Electric	—	(2.1)
Firm – Gas	23.5	1.1

Refer to the company’s First Quarter Form 10-Q, which is being filed with the Securities and Exchange Commission, for the consolidated balance sheets at March 31, 2013 and December 31, 2012 and the consolidated income statements for the three months ended March 31, 2013 and 2012. Additional information related to utility sales and revenues is available at www.conedison.com (select “Shareholder Services” and then select “Press Releases”).

This press release contains forward-looking statements that reflect expectations and not facts. Actual results may differ materially from those expectations because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission.

This press release also contains a financial measure, earnings from ongoing operations. This non-GAAP measure should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with GAAP. Management uses this non-GAAP measure to facilitate the analysis of the company’s ongoing performance as compared to its internal budgets and previously reported financial results. Management believes that this non-GAAP measure is also useful and meaningful to investors.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy companies, with approximately $12 billion in annual revenues and $42 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas, and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Consolidated Edison Solutions, Inc., a retail energy supply and services company; Consolidated Edison Energy, Inc., a wholesale energy supply company; and Consolidated Edison Development, Inc., a company that participates in infrastructure projects.

# # #